Exhibit 21

GLOBAL ENTERTAINMENT CORPORATION

SUBSIDIARIES OF THE REGISTRANT

(as of August 28, 2009)

State or Country
of Incorporation
Name of Subsidiary	or Organization

Encore Facility Management (1)	Nevada
Global Entertainment Marketing Systems, Inc. (1)	Nevada
Global Entertainment Ticketing (1)	Nevada
GEC Food Service, LLC (3) (4)	Arizona
Global Personnel, LLC (3)	Arizona
Global Properties I (1)	Nevada
Global of Allen, LLC (3)	Texas
Global of Independence, LLC (3)	Missouri
Global of Prescott Valley, LLC (3)	Arizona
Global of Rio Rancho, LLC (3)	New Mexico
Global of Wenatchee, LLC (3)	Washington
Global of Youngstown, LLC (3)	Arizona
Hidalgo Events Center, LLC (3)	Texas
International Coliseums Company, Inc. (1)	Nevada
Our Old Car Company (1) (5)	Delaware
Prescott Valley Events Center, LLC (2)	Arizona
Wenatchee Events Center, LLC (3)	Washington
Western Professional Hockey League, Inc. (1)	Texas

(1) wholly owned subsidiary of Global Entertainment Corporation
(2) 50% owned by Global Entertainment Corporation
(3) single member LLC, where Global Entertainment Corporation is the sole member
(4) formerly Global Food Service, LLC
(5) formerly known as Cragar Industries, Inc.